Exhibit 99

Resideo Announces Fourth Quarter and Full Year 2021 Financial Results

SCOTTSDALE, Ariz., Feb. 15, 2022 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products, today announced financial results for the fourth quarter and full year ended December 31, 2021.

Full Year 2021 Highlights

•	Net revenue of $5.8 billion, up 15% from $5.1 billion in 2020

•	Gross profit margin of 26.7%, up approximately 80 basis points compared to gross profit margin of 25.9% in the prior year

•	Operating profit of $559 million, or 9.6% of revenue, an increase of 80% from $311 million, or 6.1% of revenue, in 2020

•	Fully diluted earnings per share of $1.63 compared to fully diluted earnings per share of $0.29 in 2020

•	Cash provided by operating activities of $315 million compared to $244 million in the prior year

Fourth Quarter 2021 Highlights

•	Net revenue of $1.45 billion, down 3% from $1.50 billion in the fourth quarter 2020

•	Gross profit margin of 27.2%, down approximately 100 basis points compared to gross profit margin of 28.2% in the prior year comparable period

•	Operating profit of $141 million, or 9.7% of revenue, compared to $152 million, or 10.1% of revenue, in the fourth quarter 2020

•	Fully diluted earnings per share of $0.45 compared to fully diluted earnings per share of $0.44 in the fourth quarter 2020

•	Cash provided by operating activities of $112 million compared to $152 million in the prior year comparable period

Management Remarks

“2021 was a year of record performance for Resideo as both ADI and Products & Solutions delivered double digit revenue growth and operating margin expansion,” commented Jay Geldmacher, Resideo’s President and CEO. “The team executed through a challenging supply chain environment, stepping up to deliver for our customers. This operational execution and early returns on our transformation efforts and investments resulted in meaningful growth in earnings and cash generation.”

“As we look to 2022, we expect to build on the strong 2021 performance with continued growth and margin expansion. At ADI we are focused on accelerating the momentum in our digital initiatives and continuing our expansion into adjacent audio visual and data communications categories. Within Products & Solutions we now have the foundation in place to build on our product and channel leadership to drive innovation and new revenue streams and we are excited about the opportunities created by our pending acquisition of First Alert.”

Products & Solutions 2021 Highlights

•	Record revenue of $2.5 billion, up 16% compared to 2020

•	Operating profit of $541 million, up 33% compared to 2020

•	Foundational investment in people, productivity tools and processes to support the long-term growth of the business

Products & Solutions delivered record revenue of $2.5 billion in 2021, up 16% compared to 2020. Demand was strong across all key product areas and channels driven by security and energy products and our OEM partners. Operating profit for 2021 was $541 million, or 21.9% of revenue, up 33% compared to 2020 and representing a 270 basis point expansion in operating margin. Revenue in the fourth quarter 2021 declined 6%, reflecting ongoing supply chain challenges as underlying demand trends remained solid.

The results come against a backdrop of significant supply chain, logistics and cost inflation challenges throughout the year. These challenges impacted the business’ ability to fully meet strong customer demand, drove significant additional costs for components and freight, and required significant resource reallocation, negating some of the financial impact of our transformation efforts and volume expansion. While Products & Solutions implemented several price increases during 2021, these price movements did not fully offset input and logistics cost increases for the full year. Cost pressures from materials and price realization came more into balance during the fourth quarter, although lower volumes weighed on gross margin during the period.

Underpinning the strong financial performance was significant progress on foundational organizational and systems work. This included investments in sales operations and business development, significant systems consolidations, introduction of a comprehensive integrated business planning process, and digital efforts to consolidate and refresh our web presence. Products & Solutions also launched Pro PERKS loyalty program with our professional security dealers and HVAC contractors. These core investments are providing better visibility into our key customers and partners, and allowing for better alignment of investment and capital allocation decisions with the long-term strategy.

Innovation and new product development remain a key focus of investment activity and major activities in 2021 included significant enhancements to Pro Series for the general security market, expanded thermostat portfolio breadth and refreshed hydronic products in Europe.

ADI Global Distribution 2021 Highlights

•	Record revenue of $3.4 billion, up 15% compared to 2020

•	Operating profit of $268 million, up 38% compared to 2020

•	E-commerce sales growth of 47%, accounting for 15% of ADI total sales

•	Completed acquisition and integration of Norfolk Wire & Cable and Shoreview Distribution

ADI closed 2021 strong with fourth quarter 2021 revenue up 8% on a daily sales average basis and flat on a reported basis compared with 2020, reflecting five fewer selling days in fourth quarter 2021. For full year 2021, revenue expanded by 15% driven by strong demand across key product categories and within commercial and residential end markets. As the year progressed, vendor supply issues became more prevalent, particularly in categories such as video surveillance and intrusion, which resulted in elevated backlog at year end.

Operating profit of $268 million for 2021 was up 38% from $194 million in 2020. ADI delivered approximately 100 basis points of gross margin expansion for the year, reflecting investment and execution on pricing initiatives, which have provided the ADI sales team more real-time insight and the ability to price more efficiently. Gross margin was also favorably impacted by the current inflationary pricing environment, particularly during the second half of the year.

ADI continued to expand its investments in digital initiatives in 2021. This included e-commerce experience, pricing optimization and salesforce effectiveness tools. These investments drove touchless sales to over $1 billion for the year, or over 30% of total ADI sales, half of which were through e-commerce. With this omni-channel expansion ADI is better positioned to serve customers how and where they want to transact, whether in-person or online. This move to more digital interactions also frees sales associates for more consultative and value-add interactions. The positive impacts of this are seen in the total sales generated per sales associate, which expanded to over $2 million per sales head in 2021, up 14% compared with 2020.

Full Year 2021 Performance

Consolidated revenue for the full year 2021 was $5.8 billion, up 15% compared with consolidated revenue for the prior year of $5.1 billion. Gross profit margin for the full year 2021 was 26.7%, compared to 25.9% for the prior year. Operating profit of $559 million for the full year 2021 increased 80% compared to operating profit of $311 million for the prior year. Corporate costs decreased 14% to $250 million from $290 million in 2020, despite $16 million associated with the proposed settlement of securities class action litigation and $9 million of facility exit costs. For the full year 2021, the company reported net income of $242 million, or $1.63 per diluted common share. This compares to net income of $37 million, or $0.29 per diluted common share for the prior year.

Fourth Quarter 2021 Performance

Consolidated revenue of $1.45 billion in the fourth quarter 2021 decreased 3% compared with the prior year of $1.50 billion. Gross profit margin for the fourth quarter 2021 was 27.2%, compared to 28.2% in the prior year. Resideo’s operating profit of $141 million in the fourth quarter 2021 compared to a prior year operating profit of $152 million. Total Corporate costs were $54 million, down from $73 million in the prior year primarily due to impacts from transformation program cost savings and reduction of spin-off costs. Net income for the fourth quarter 2021 was $67 million, or $0.45 per diluted common share, compared with $59 million, or $0.44 per diluted common share, in the prior year.

Cash Flow and Liquidity

Resideo reported net cash provided by operating activities of $315 million for full year 2021, an increase of $71 million from the prior year. This improvement was primarily due to higher net income partially offset by higher working capital balances driven by strong revenue growth. At December 31, 2021, Resideo had cash and cash equivalents of $779 million and total outstanding debt of $1.2 billion.

Outlook

The company expects full year 2022 revenue to be in the range of $5.95 billion to $6.20 billion, gross profit margin in the range of 27.0% to 28.0% and operating profit in the range of $610 million to $650 million.

The company expects first quarter 2022 revenue to be in the range of $1.425 billion to $1.475 billion, gross profit margin in the range of 27.5% to 28.5% and operating profit in the range of $140 million to $150 million.

Conference Call and Webcast Details

Resideo will hold a conference call with investors on February 15, 2022, at 5:00 p.m. ET. An audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 888-660-6357 (U.S. toll-free) or 1-929-201-6127 (international), with the conference title “Resideo Fourth Quarter 2021 Earnings” or the conference ID: 7301399.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes globally, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:

Investors:	Media:

Jason Willey	Oliver Clark
investorrelations@resideo.com	oliver.clark@resideo.com

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks and uncertainties, which may cause the actual results or performance of the Company to differ materially from such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) our ability to achieve our outlook regarding the first quarter 2022 and full year 2022, (2) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including its effect on our and our business partners’ supply chains, (3) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under the agreements we entered into with Honeywell in connection with our spin-off, (4) the likelihood of continued success of our transformation programs and initiatives, (5) risks related to our pending acquisition of First Alert, including the timing for the consummation thereof, our ability to achieve the targeted amount of annual cost synergies and otherwise successfully integrate the acquired operations, and the expected net present value of tax benefits resulting from the transaction and (6) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings we make from time to time with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release and we caution investors not to place undue reliance on any such forward looking statements.

Table 1: SUMMARY OF FINANCIAL RESULTS (UNAUDITED)

(In millions)

	Q4 2021				Full Year 2021
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$633	$821	$—	$1,454	$2,468	$3,378	$—	$5,846
Cost of goods sold	393	664	1	1,058	1,509	2,769	7	4,285
Gross profit (loss)	240	157	(1)	396	959	609	(7)	1,561

Research and development expenses (2)	23	—	—	23	85	—	1	86
Selling, general and administrative expenses (2)	92	87	53	232	333	341	242	916

Operating profit (loss)	$125	$70	$(54)	$141	$541	$268	$(250)	$559

	Q4 2020				Full Year 2020
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$676	$825	$—	$1,501	$2,121	$2,950	$—	$5,071
Cost of goods sold	393	681	4	1,078	1,300	2,449	9	3,758

Gross profit (loss)	283	144	(4)	423	821	501	(9)	1,313
Research and development expenses (2)	21	—	1	22	74	—	3	77
Selling, general and administrative expenses (2)	96	85	68	249	340	307	278	925

Operating profit (loss)	$166	$59	$(73)	$152	$407	$194	$(290)	$311

	Q4 2021 % change compared with prior period				Full Year 2021 % change compared with prior period
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	(6)%	(0)%	N/A	(3)%	16%	15%	N/A	15%
Cost of goods sold	0%	(2)%	(75)%	(2)%	16%	13%	(22)%	14%
Gross profit (loss)	(15)%	9%	(75)%	(6)%	17%	22%	(22)%	19%
Research and development expenses (2)	10%	N/A	N/A	5%	15%	N/A	(67)%	12%
Selling, general and administrative expenses (2)	(4)%	2%	(22)%	(7)%	(2)%	11%	(13)%	(1)%
Operating profit (loss)	(25)%	19%	(26)%	(7)%	33%	38%	(14)%	80%

(1)

Represents Product & Solutions revenue, excluding intersegment revenue of $87 million and $373 million for the three and twelve months ended December 31, 2021 and $97 million and $367 million for the three and twelve months ended December 31, 2020. ADI Global Distribution does not have any intersegment revenue.

(2)

Prior year information was reclassified to present Research and development expenses as a separate line item. Research and development expenses were formerly included within Selling, general and administrative expenses.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In millions except share and per share data)
Net revenue	$1,454	$1,501	$5,846	$5,071
Cost of goods sold	1,058	1,078	4,285	3,758

Gross profit	396	423	1,561	1,313
Research and development expenses (1)	23	22	86	77
Selling, general and administrative expenses (1)	232	249	916	925

Operating profit	141	152	559	311
Other expense, net	28	41	158	147
Interest expense	11	14	48	63

Income before taxes	102	97	353	101
Tax expense	35	38	111	64

Net income	$67	$59	$242	$37

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	144,560	131,406	144,036	125,348
Diluted	148,675	134,424	148,448	126,324
Earnings Per Share
Basic	$0.46	$0.45	$1.68	$0.30
Diluted	$0.45	$0.44	$1.63	$0.29

1)

The prior year unaudited Consolidated Interim Statements of Operations were reclassified to present Research and development expenses as a separate line item within the statements. Research and development expenses were formerly included within Selling, general and administrative expenses.

Table 3: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2021	December 31, 2020
	(In millions, except number of shares which are reflected in thousands and par value)
ASSETS
Current assets:
Cash and cash equivalents	$779	$517
Accounts receivables – net	876	863
Inventories – net	740	672
Other current assets	146	173

Total current assets	2,541	2,225
Property, plant and equipment – net	287	318
Goodwill	2,661	2,691
Other assets	364	376

Total assets	$5,853	$5,610

LIABILITIES
Current liabilities:
Accounts payable	$883	$936
Current maturities of long-term debt	10	7
Accrued liabilities	601	595

Total current liabilities	1,494	1,538
Long-term debt	1,220	1,155
Obligations payable under Indemnification Agreements	585	590
Other liabilities	302	334
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 146,248 and 144,808 shares issued and outstanding as of December 31, 2021, 143,959 and 143,059 shares issued and outstanding as of December 31, 2020, respectively	—	—
Additional paid-in capital	2,121	2,070
Treasury stock, at cost	(21)	(6)
Retained earnings	317	75
Accumulated other comprehensive loss	(165)	(146)

Total equity	2,252	1,993

Total liabilities and equity	$5,853	$5,610

Table 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
	(In millions)
Cash flows provided by operating activities:
Net income	$67	$59	$242	$37
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21	22	88	86
Stock compensation expense	10	8	39	29
Deferred income taxes	6	22	6	22
Loss on extinguishment of debt	—	—	41	—
Other	(1)	1	3	21
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	48	37	(30)	(27)
Inventories – net	(33)	(45)	(73)	19
Other current assets	33	(10)	27	5
Accounts payable	(23)	61	(42)	(1)
Accrued liabilities	(12)	(21)	14	31
Obligations payable under Indemnification Agreements	(2)	4	(5)	(4)
Other	(2)	14	5	26

Net cash provided by operating activities	112	152	315	244

Cash flows used for investing activities:
Expenditures for property, plant, equipment and other intangibles	(15)	(20)	(63)	(70)
Cash paid for acquisitions, net of cash acquired	—	—	(11)	(35)
Other	6	2	9	2

Net cash used for investing activities	(9)	(18)	(65)	(103)

Cash flows provided by (used for) financing activities:
Issuance of common stock through public offering, net of issuance cost	—	279	—	279
Proceeds from long-term debt	—	—	1,250	—
Net repayments from revolving credit facility	—	(150)	—	—
Payment of debt facility issuance and modification costs	—	—	(39)	—
Repayment of long-term debt	(3)	(11)	(1,188)	(22)
Other	(5)	—	(3)	(4)

Net cash provided by (used for) financing activities	(8)	118	20	253

Effect of foreign exchange rate changes on cash and cash equivalents	(2)	5	(8)	1

Net increase in cash and cash equivalents	93	257	262	395
Cash and cash equivalents at beginning of period	686	260	517	122

Cash and cash equivalents at end of period	$779	$517	$779	$517